UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30 , 2008
PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-8182 (Commission File Number)	74-2088619 (IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000, San Antonio, Texas (Address of principal executive offices)	78209 (Zip Code)
Registrant’s telephone number, including area code: (210) 828-7689

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     In a Form 12b-25 and a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2008, Pioneer Drilling Company (the “Company”) indicated that it would not file its Form 10-Q for the quarter ended March 31, 2008, by its due date of May 12, 2008 (the “Form 10-Q”). The Company also announced that the audit committee of the board of directors of the Company had formed a special subcommittee to investigate whether circumstances exist or irregularities have occurred that may have resulted in material weaknesses in the Company’s internal control over financial reporting and to determine whether such weaknesses, if any, have materially affected the Company’s financial statements. As a result of the investigation, the Company also announced the postponement of the release of the Company’s full financial results for the quarter ended March 31, 2008.
     Pursuant to the Credit Agreement (the “Credit Agreement”), dated as of February 29, 2008, among the Company, as borrower; each of the financial institutions party thereto (collectively, the “Lenders”); and Wells Fargo Bank, N.A., as administrative agent for the Lenders, the Company was obligated to deliver on or before May 30, 2008 (1) the internally prepared consolidated financial statements of the Company and certain of its subsidiaries for the fiscal quarter ended March 31, 2008, and (2) a comparison of such financial statements to the financial statements for the corresponding fiscal period of the preceding fiscal year, all of which must be certified by a financial officer of the Company as fairly presenting in all material respects the financial condition of the Company (the “Certified Financial Statements”).
     While the Company has delivered the required financial statements to the Lenders, as a result of the ongoing investigation by the subcommittee, no financial officer of the Company has certified that the financial statements referenced above fairly present in all material respects the financial condition of the Company. This constituted a breach of, and default under, the Credit Agreement (the “Existing Default”).
     The Company and the Lenders are negotiating a Waiver Agreement (the “Waiver Agreement”) pursuant to which the Lenders would waive the Existing Default provided that the Company complies with the requirement to provide the Certified Financial Statements on or before August 13, 2008. Pursuant to the terms of the Waiver Agreement as negotiated to date, until the Company provides the Certified Financial Statements, (1) the aggregate principal amount outstanding under the Credit Agreement could not exceed $350,000,000 at any time (provided, however, that the commitment fee would continue to be calculated based on the total commitment of $400,000,000), and (2) the per annum margin applicable to all amounts outstanding under the Credit Agreement would increase from the current rate of 2.25% for Eurodollar rate borrowings and 1.25% for base rate borrowings to 2.50% for Eurodollar rate borrowings and 1.50% for base rate borrowings. The Lenders would also agree to waive the requirement that the Company make the required representations with respect to the audited financial statements of the Company and certain of its subsidiaries dated as of December 31, 2007, until the earlier of the date the Company provides the Certified Financial Statements or August 13, 2008. In addition, the Company would be required to pay to the Lenders an amendment and consent fee equal to 0.02% of the aggregate amount of the Lenders’ commitments under the Credit Agreement, or $80,000.
     While the Company anticipates that it will enter into the Waiver Agreement in the next few days with the Lenders, there can be no assurance that the Company and Lenders will enter into the Waiver Agreement or that the terms of any such Waiver Agreement will reflect the terms summarized above.
     If the Company fails to provide the Certified Financial Statements in compliance with the Credit Agreement to the Lenders on or before June 29, 2008, and has not received a waiver from the Lenders on or before such date, such failure will constitute an Event of Default (as defined in the Credit Agreement). If an Event of Default occurs and is continuing, then the administrative agent shall, at the request of, or may with the consent of, at least two Lenders holding more than 50% of the aggregate unpaid principal amount of the loans then outstanding, by notice to the Company (1) terminate the obligation of the Lenders to make advances to the Company under the Credit Agreement and (2) declare all amounts outstanding and all other amounts payable under the Credit Agreement immediately due and payable in full. There is approximately $282,500,000 outstanding under the Credit Agreement.
     The Company has approximately $20,200,000 in cash and $16,600,000 in auction rate preferred securities as of June 5, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY
By:	/s/ Joyce M. Schuldt
Joyce M. Schuldt
Executive Vice President, Chief Financial Officer and Secretary

Dated: June 5, 2008